UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2011

NTS MORTGAGE INCOME FUND
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18550 (Commission file number)	61-1146077 (IRS Employer Identification No.)

10172 Linn Station Road Louisville, Kentucky 40223 (Address of principal executive offices)

(502) 426-4800 (Registrant’s telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Effective April 5, 2011, Orlando Lake Forest Joint Venture (a Florida joint venture in which NTS Mortgage Income Fund (the “Fund”) owns a 50% interest) (“Joint Venture”) entered into a Mutual Release and Settlement Agreement (the “Settlement Agreement”) in the lawsuit captioned, Lake Forest Master Community Association, Inc. v. Orlando Lake Forest Joint Venture, et. al.  The Settlement Agreement provides the Joint Venture with a full and complete release for all claims related to the construction of the Joint Venture’s Lake Forest, Florida property.  Neither the Joint Venture, nor any other defendants or subcontractors admitted any liability in connection with allegations of the lawsuit.

Insurance carriers for the Joint Venture, various subcontractors involved in the construction of Lake Forest and their insurance carriers, agreed to contribute One Million Four Hundred Seventy Five Thousand Dollars and No Cents ($1,475,000) in the settlement of the lawsuit.  The Joint Venture agreed to convey Lot 687 in Section 15 of Lake Forest to the Lake Forest Master Community Association (“HOA”) in exchange for the sum of One Hundred Twenty Five Thousand Dollars and No Cents ($125,000).  The Joint Venture, also agreed to waive its rights to the recovery of attorneys’ fees and costs to which it may have been entitled to under Florida Statutes, Chapter 720.

Item 9.01.  Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: N/A
(b)	Pro Forma Financial Information: N/A
(c)	Shell Company Transactions: N/A
(d)	Exhibits:
	10.1	Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTS MORTGAGE INCOME FUND, a Delaware corporation

By:	/s/ Gregory A. Wells
Name:	Gregory A. Wells
Title:	Secretary/Treasurer/Chief Financial Officer
Date:	April 6, 2011

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